INVESTMENT MANAGERS SERIES TRUST

FIRST AMENDED AND RESTATED
OPERATING EXPENSES LIMITATION AGREEMENT

THIS FIRST AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT (the “Agreement”) is dated as of September 18, 2015, by and between INVESTMENT MANAGERS SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and the investment advisor of the Funds, Palmer Square Capital Management LLC a Delaware limited liability company (the “Advisor”), and SSI Investment Management, Inc., a California corporation (the “Sub-Advisor”).

WITNESSETH:

WHEREAS, the Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated April 19, 2012 (the “Investment Advisory Agreement”); and

WHEREAS, the Sub-Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Sub-Advisory Agreement between the Advisor and the Sub-Advisor dated April 19, 2012 (the “Investment Sub-Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses of such Fund pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor and pursuant to the Investment Sub-Advisory Agreement that have not been assumed by the Sub-Advisor; and

WHEREAS, the Trust, Advisor, and Sub-Advisor have previously entered into an Operating Expenses Limitation Agreement effective as of April 19, 2012 (the “Prior Agreement”), pursuant to which the Advisor has limited the Operating Expenses (as defined in Paragraph 2 of this Agreement) of each Fund (or as applicable each class of each Fund set forth in Appendix A (each a “Class”)) for certain periods; and

WHEREAS, the Advisor desires to limit the Operating Expenses (as defined in Paragraph 2 herein) of each Fund (or as applicable each class of each Fund set forth in Appendix A (each a “Class”)), for the Expense Limitation Period (as defined in Paragraph 2 herein) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisor to implement those limits; and

WHEREAS, the parties desire to clarify the terms of any reimbursements by the Fund to the Advisor of any Subsidies (as defined in Paragraph 3);

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.	Limit on Operating Expenses.

a.	The Advisor and Sub-Advisor each hereby agrees to limit current Operating Expenses of each Fund (or as applicable each Class of each Fund), to an annual rate, expressed as a percentage of average annual net assets, to the amounts listed in Appendix A (the “Annual Limits”) with respect to the Fund (or Class, as applicable) and in the priority and liability set forth in Appendix B. In the event that the current Operating Expenses for a Fund (or Class, as applicable), as accrued each month, exceed the Annual Limit, the Advisor, then the Sub-Advisor and then both will pay to the Fund (for the benefit of such Class, as applicable) on a monthly basis, the amount listed in Appendix B within 30 days of being notified that an excess expense payment is due. Such payment may include waiving all or a portion of the Advisor and/or the Sub-Advisor’s investment advisory fee.

2.	Definition. For purposes of this Agreement, with respect to each Fund (and each Class of shares thereof):

a.	The term “Operating Expenses” is defined to include all expenses necessary or appropriate for the operation of the Fund (or Class, as applicable), including the Advisor’s investment advisory or management fee detailed in the Investment Advisory Agreement, the Sub-Advisor’s compensation detailed in the Investment Sub-Advisory Agreement, and any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any shareholder service plan fees, taxes, leverage interest, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with SEC Form N-1A), expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation expenses.

b.	For each Fund, the term “Expense Limitation Period” is defined as the period of time commencing on the Effective Date (as defined in Paragraph 4 herein) and ending at the end of the fourth (4th) month following the Fund’s current fiscal year end, and each subsequent one (1) year period for which this Agreement automatically is renewed pursuant to Paragraph 4 hereof.

3.	Reimbursement of Fees and Expenses. Any payments to a Fund by the Advisor or the Sub-Advisor (with respect to a Class, as applicable) (each a “Subsidy”) pursuant to this Agreement are subject to reimbursement by the Fund (or Class, as applicable) to the Advisor or the Sub-Advisor for a period ending three (3) full fiscal years after the date of the Subsidy, if so requested by the Advisor or the Sub-Advisor. The reimbursement may be paid by the Fund (or Class, as applicable) if the aggregate amount of the Fund’s (or Class’) Operating Expenses for the fiscal year in which the request for reimbursement is made, taking into account the reimbursement, does not exceed the Annual Limit in place at the time of the Subsidy or the current limitation on the Fund’s (or Class’) Operating Expenses, if less. In no case will the reimbursement amount exceed the total amount of Subsidies made by the Advisor or the Sub-Advisor with respect to a Fund (or Class, as applicable) pursuant to this Agreement and no reimbursement will include any amounts previously reimbursed. No reimbursement may be paid prior to the Fund’s payment of current Operating Expenses. Notwithstanding anything to the contrary herein, the provisions of this Paragraph 3 shall survive the termination of this Agreement, provided that the Investment Advisory Agreement or the Investment Sub-Advisory Agreement has not been terminated. In such event, the Annual Limits for purposes of this Paragraph 3 shall continue to be the amounts listed in Appendix A.

4.	Term. This Agreement shall become effective with respect to each Fund (or Class, as applicable), on the date specified in Appendix A (the “Effective Date”) and shall remain in effect through the end of the Fund’s Expense Limitation Period, and shall automatically renew for each Fund for an additional one year period following the end of the Fund’s Expense Limitation Period, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.	Termination. This Agreement may be terminated at any time with respect to any Fund or Class, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Advisor and the Sub-Advisor. This Agreement may be terminated by the Advisor or the Sub-Advisor with respect to any Fund or Class, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period of the Fund to the Trust by (i) the Advisor or (ii) by the Sub-Advisor, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Investment Advisory Agreement or the Investment Sub-Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination or the Investment Sub-Advisory Agreement’s termination for that Fund.

6.	Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of all parties.

7.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST

By:
Print Name:
Title:

PALMER SQUARE CAPITAL MANAGEMENT LLC

By:
Print Name:
Title:

SSI INVESTMENT MANAGEMENT, INC.

By:
Print Name:
Title:

Appendix A
September 18, 2015

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date

Palmer Square SSI Alternative Income Fund
Class A	1.74%*	04/19/2012
Class I	1.49%*	04/19/2012

*	Excluding any shareholder servicing plan fees.

Appendix B

Expense Reimbursement Payment Schedule

For Operating Expenses in excess of the Annual Limits stated in Appendix A:

First, the Advisor will waive all or a portion its 0.35% advisory fees in the Investment Advisory Agreement,

Then, the Sub-Advisor will waive all or a portion of its 0.95% sub-advisory fees in the Investment Sub-Advisory Agreement,

Then, the Advisor and the Sub-Advisor equally will absorb Operating Expenses of the Fund that are in excess of the Advisor’s 0.35% waived advisory fees and the Sub-Advisor’s 0.95% waived sub-advisory fees.

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